Designated Filer: Cecilia Gonzalo

Issuer & Ticker Symbol: Talon Therapeutics, Inc. (TLON)

Date of Event Requiring Statement: December 14, 2011

Exhibit 99.1

Explanation of Responses:

(1) This Form 3 is filed on behalf of Cecilia Gonzalo. Warburg Pincus

Private Equity X, L.P., a Delaware limited partnership ("WP X"), directly beneficially owns 359,797 shares of Series A-1 Convertible Preferred Stock,

par value $0.001 per share (the "Series A-1 Preferred"), of Talon

Therapeutics, Inc., a Delaware corporation (the "Company"), and Warburg

Pincus X Partners, L.P., a Delaware limited partnership ("WPP X" and,

together with WP X, the "WP X Funds"), directly beneficially owns 11,510 shares of Series A-1 Preferred (together with the 359,797 shares of Series A-

1 Preferred beneficially owned by WP X, the "Securities"). Warburg Pincus X,

L.P. is a Delaware limited partnership and the sole general partner of each of the WP X Funds ("WP X LP"). Warburg Pincus X, LLC is a Delaware limited liability company and the sole general partner of WP X LP ("WP X LLC").

 Warburg Pincus Partners LLC is a New York limited liability company and the sole member of WP X LLC ("WPP LLC"). Warburg Pincus LLC is a New York limited liability company that manages each of the WP X Funds ("WP LLC"). Warburg

Pincus & Co. is a New York general partnership and the managing member of WPP

LLC ("WP"). Charles R. Kaye and Joseph P. Landy are each Managing General

Partners of WP and Co-Presidents and Managing Members of WP LLC and may be

deemed to control the WP X Funds, WP X LP, WP X LLC, WPP LLC, WP and WP LLC.

WP X and WPP X share a contractual right to designate five (5) directors to the Board of Directors of the Company.  Cecilia Gonzalo, a designee of the WP

X Funds, became a director of the Company on December 14, 2011. Ms. Gonzalo is a Managing Director at WP LLC and a General Partner of WP.  This Form 3

shall not be deemed an admission that any reporting person or any other person referred to herein is a beneficial owner of any Securities for purposes of Section 16 of the U.S. Securities Exchange Act of 1934, as

amended (the "Exchange Act"), or for any other purpose or that any Reporting

Person or other person has an obligation to file this Form 3. WP X, WPP X, WP

X LP, WP X LLC, WPP LLC and WP are directors-by-deputization solely for purposes of Section 16 of the Exchange Act.

By reason of the provisions of Rule 16a-1 of the Exchange Act, WP X

LP, WP X LLC, WPP LLC, WP LLC, WP, Mr. Kaye, Mr. Landy and Ms. Gonzalo may be

deemed to be the beneficial owners of an indeterminate portion of the

Securities that may be deemed to be beneficially owned by the WP X Funds, and each WP X Fund may be deemed to beneficially own an indeterminate portion of the Securities that may be deemed to be beneficially owned by the other WP X

Fund. WP X LP, WP X LLC, WPP LLC, WP, WP LLC, Mr. Kaye, Mr. Landy and Ms.

Gonzalo may be deemed to have an indirect pecuniary interest in an indeterminate portion of the Securities that may be deemed to be beneficially owned by the WP X Funds. Each of WP X LP, WP X LLC, WPP LLC, WP, WP LLC, Mr.

Kaye and Mr. Landy disclaims beneficial ownership of all Securities that may be deemed to be beneficially owned by the WP X Funds, except to the extent of any indirect pecuniary interest therein.

Each share of Series A-1 Preferred is convertible into such number of shares of common stock of the Company, par value $0.001 ("Common Stock"), as is equal to the accreted value of such share of Series A-1 Preferred divided by a conversion price of $0.736 (subject to adjustment pursuant to the terms of the Series A-1 Certificate).  The shares of Series A-1 Preferred owned by the WP X Funds are convertible into 56,537,950 shares of Common Stock as of

December 20, 2011.  The Series A-1 Preferred is convertible into Common Stock at any time, at the holders' election, and has no expiration date.